UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 15, 2004

WASHINGTON REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-6622	53-0261100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6110 Executive Boulevard, Suite 800, Rockville, Maryland	20852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 984-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2004, the Washington Real Estate Investment Trust (“WRIT”) board of trustees approved amendments to the plans for the short-term and long-term incentive compensation of WRIT’s officers and executives and amendments to the plan for the compensation of the trustees. The first cash benefits under the amended short-term plan will be paid in late 2005, and the first share grants under the amended long-term plan will be made in 2006, in each case based upon 2005 results. The amended trustee plan will be effective for 2005. WRIT’s board of trustees maintains discretion over potential changes to the plan.

Short-Term and Long-Term Plans

WRIT maintains short-term and long-term incentive compensation plans to provide WRIT’s officers and executives the opportunity to receive cash and share awards based on the achievement of objective performance targets. The plans’ objectives are to attract and retain talented officers and executives, to provide added incentives to achieve various objective performance targets and to link compensation to shareholder results by rewarding competitive and superior shareholder returns as compared to a peer group of companies representing the real estate investment trust industry.

The short-term incentive compensation plan, as amended, provides for the annual payment of cash bonuses based upon WRIT’s achievement of its annual targets for funds from operations (FFO) per share and earnings before interest, taxes, depreciation and amortization (EBITDA), which are set annually by management, with the consent of the board of trustees, for the next year. Annually, WRIT will determine the percentage of its annual FFO per share and EBITDA targets achieved. The percentage of the FFO per share target achieved and the percentage of the EBITDA target achieved will each be multiplied by 50% and the resulting percentages will be added together. The combined percentage of achievement of the two targets will be adjusted by a multiplier, depending upon the condition of four objective measures of the market environment. Officers and executives will be paid cash bonuses equal to various percentages of their salaries based upon the percentage resulting from the foregoing calculation, with minimum and maximum thresholds.

The long-term incentive compensation plan, as amended, provides for the annual grant of restricted WRIT shares to officers and executives based upon WRIT’s performance compared to the five-year rolling average total shareholder return of a peer group of other real estate investment trusts. Annually, WRIT will determine its total shareholder return as compared to the five-year rolling average total shareholder return of the peer group. Officers and executives will be granted restricted shares with a value equal to various percentages of their salaries based upon the foregoing comparison, with minimum and maximum thresholds. All shares granted pursuant to the plan will vest ratably over five years from the date of grant, and cannot be sold until the entire grant has vested.

Trustees Plan

WRIT maintains a compensation plan for non-officer trustees to induce qualified persons to serve as members of its board of trustees and to align their interests with the interests of the shareholders.

The trustee compensation plan was amended such that each trustee will receive an annual retainer and an annual grant of restricted WRIT shares. The restricted shares will vest immediately but may not be sold so long as the trustee remains on the board of trustees. The plan was further amended to eliminate the payment of board meeting fees and institute the payment of annual retainers for the chairmen and members of board committees in varying amounts. The plan also provides for a fee payable to each committee member for each committee meeting attended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON REAL ESTATE INVESTMENT TRUST
(Registrant)

By:	/s/ Sara Grootwassink
(Signature)
Sara Grootwassink
Chief Financial Officer

November 19, 2004

(Date)